THE GABELLI DIVIDEND & INCOME TRUST (the "Trust")
EXHIBIT TO ITEM 77I

The Statement of Preferences of the 6.00% Series D Cumulative Preferred Shares and Series E Auction Rate Preferred Shares of the Trust are attached herewith as Exhibit 77(Q1).